Exhibit 10.1

[Form of Notice of Grant and Stock Option Term Sheet]

[Date]

Dear _____:

The details of your grant are:

Grant Date Grant No. Number of Option Shares Exercise Price per Share Vesting of Option Shares/Exercise Date Expiration Date

The enclosed term sheet and questions and answers provide further details. Please call ________ at ________ if you have any questions about your stock option grant. If you have questions about exercising your options, please contact _______, our plan administrator, at ________ or visit their website at __________.

TRIBUNE COMPANY
INCENTIVE COMPENSATION PLAN
STOCK OPTION TERM SHEET

OPTION RIGHT

You are hereby granted the irrevocable right and option to purchase the number of shares specified in the accompanying letter (the “Notice”) of the Common Stock of Tribune Company (“Common Stock”), at the exercise price per share set forth in the Notice (the “Exercise Price”).

NON-QUALIFIED OPTION

The option granted is a non-qualified stock option that is intended to conform in all respects with the Incentive Compensation Plan (as amended and restated, effective May 12, 2004) (the “Plan”). The option is not intended to qualify as an “Incentive Stock Option” within the meaning of Section 422 of the Internal Revenue Code of 1986.

VESTING

The option will vest in 25% increments each year beginning one year from the date of grant.

EXERCISE PERIOD

This option, subject to the vesting schedule, may be exercised on or after the Exercise Date set forth in the Notice or such earlier date as provided in Article XIII of the Plan. Subject to the exceptions set forth below, the last day on which this option may be exercised is the Expiration Date specified in the Notice.

DEATH, DISABILITY OR RETIREMENT

If you cease active employment by the Company or a subsidiary because of death, disability or retirement prior to the Exercise Date, the option will be 100% vested and may be exercised after the later of (a) six months and one day after the Grant Date or (b) the date of death, disability or retirement. The last date on which the option may be exercised is the earlier of (a) the Expiration Date, or (b) the fifth anniversary of the date of death, disability or retirement. Retirement under the Plan is termination of employment at age 55 or older with at least ten years of service.

OTHER TERMINATION OF EMPLOYMENT

If your employment is terminated for reasons other than death, disability or retirement, the option may not be exercised after the last day of employment by the Company or a subsidiary.

METHOD OF EXERCISE

This option may be exercised by cash payment of the exercise price, through a cashless exercise or a swap exercise (payment of the Exercise Price in shares of Common Stock). All option exercises are administered by __________. You may contact _______ via their website (________), customer service representative (________) or the dedicated financial advisor group – ___________ (____________). All swap exercises must go through _________. Mailing address is: _____________.

DATE OF EXERCISE

For a cashless exercise, this option shall be considered to be exercised on the date on which the exercise is executed through ________. For a cash exercise, the date of exercise will be the date on which (a) written notice of exercise and (b) payment of the exercise price have both been received by the Company. Under a swap exercise, the date of exercise will be the date on which (a) written notice of exercise and (b) exercise price is met by the delivery to the Company of:

o	certificates for shares of Common Stock endorsed in blank and having a fair market value which is not less than the Exercise Price*; or

o	certification of ownership, in a form satisfactory to the Company, of shares of Common Stock having a fair market value which is not less than the Exercise Price*; or

o	a combination of the above.

*Certificates for shares of Common Stock or certification of ownership of shares of Common Stock, may not be delivered in payment of the Exercise Price unless the shares have been held by the optionee for a period of not less than six months prior to the date of exercise.

WITHHOLDING TAXES

As a condition to the delivery of certificates for shares of Common Stock on exercise of the option, the Company may require you to remit to it an amount sufficient to satisfy applicable tax withholding requirements. Tax withholding obligations may also be settled by electing to have the Company withhold shares of Common Stock otherwise deliverable or by tendering shares of Common Stock already owned for more than six months, in either case having a fair market value equal to the amount to be withheld, or by delivering a copy of irrevocable instructions to a broker to deliver to the Company a check for payment of the tax obligation.

CANCELLATION AND FORFEITURE

If you engage in any act of fraud, insider trading or other securities law violation, the Company may (i) suspend or cancel any outstanding stock options specified in the Notice, both vested and non-vested and (ii) require you to forfeit to the Company any shares received on the exercise of any stock options specified in the Notice, in each case retroactive to the date of the inaccuracy or violation.

OPTION NOT TRANSFERABLE

This option may not be assigned or transferred, other than by a qualified domestic relations order or by will or by the laws of descent and distribution, and shall be exercisable during your lifetime only by you. If the option remains exercisable after death, it may be exercised by the personal representative of your estate or by any person who acquires the right to exercise such option by bequest, inheritance, or otherwise by reason of your death.